Exhibit 99.1

FERRELLGAS PARTNERS, L.P. REPORTS

FOURTH QUARTER AND FULL FISCAL YEAR 2026 RESULTS

Liberty, MO., September 25, 2026 (GLOBE NEWSWIRE): Ferrellgas Partners, L.P. (OTC: FGPR) (“Ferrellgas” or the “Company”) today reported financial results for its fourth fiscal quarter and fiscal year (“fiscal 2026”) ended July 31, 2026.

“Ferrellgas closed out fiscal 2026 with real momentum,” said Tamria Zertuche, President and CEO. “Fourth quarter Adjusted EBITDA grew 3% over the prior year, and while fiscal 2026 Adjusted EBITDA decreased 3%, primarily due to the settlement of several legacy general liability claims, our employee-owners generated $321.3 million of Adjusted EBITDA. Additionally, we refinanced a portion of our balance sheet, earned credit rating upgrades from both S&P Global and Moody’s, and completed the conversion of our Class B Units into Class A Units, simplifying our capital structure for the long term. These accomplishments happened alongside our continued improvement in customer retention, safety performance, and operational efficiency. Our team’s discipline in navigating a softer wholesale demand environment, even while absorbing higher interest expense from our refinancing, speaks to the underlying strength of our platform. We enter fiscal 2027 with a stronger balance sheet, a simplified equity structure, and full confidence in our ability to build on this momentum.”

Fourth Quarter Fiscal 2026 Financial Highlights:

For the fourth fiscal quarter, Adjusted EBITDA, a non-GAAP financial measure, increased by $0.7 million, or 3%, to $23.8 million, compared to $23.1 million in the fourth quarter of the prior year. After adjusting for non-recurring costs, operating expense and general and administrative expense decreased $2.0 million and $1.9 million, respectively, which was offset by a $3.9 million decrease in gross profit. Lease buy-outs and the strategic refinancing of several operating leases into finance leases drove a $0.7 million decrease in equipment lease expense.

Gross profit decreased by $3.9 million, or 2%, during the quarter as compared to the prior year period. Average propane prices (based on Mont Belvieu, Texas) increased 6.8% in the fourth quarter of fiscal 2026 compared to the prior year period. An increase of $3.1 million, or 2%, in cost of sales and a decrease of $0.8 million, or 0.2%, in revenue drove the overall change. Gallons sold during the quarter decreased 1.0 million, or 1%, primarily due to a 1.0 million, or 1%, decrease in retail gallons sold. Persistent warmth, especially in the western half of the U.S., continued to impact demand. Over the western half of the U.S., average temperatures were 10% warmer than normal, based on a 10-year average and 34% warmer than the prior year quarter. Overall, temperatures were 0.5% warmer than average and 17% warmer than the prior year quarter, based on a 10-year average. Wholesale gallons sold were flat, as the Company’s tank exchange business was impacted by weather; a cold and wet Memorial Day and heat advisories over the July 4th weekend drove a decline in demand during these major holidays.

Net loss attributable to the Company increased by $4.7 million, or 18%, to $31.5 million in the fourth quarter of fiscal 2026, compared to a net loss of $26.8 million in the prior year period. The change was primarily driven by an increase of $6.8 million in interest expense, the $3.9 million decrease in gross profit noted above, and a $3.4 million increase in loss on disposal of assets. These variances were partially offset by a $9.8 million decrease in operating expense. The decrease in operating expense includes non-recurring adjustments aggregating to $7.8 million, related to an employee benefit related change and a litigation recovery, and a $9.5 million decrease in plant and other, which was primarily due to a $6.8 million decrease in other expense and a $2.6 million reduction in bad debt. These decreases were partially offset by increases of $4.9 million in personnel costs and $2.6 million in vehicle expense.

Fiscal Year 2026 Highlights:

In October 2025, the Company completed several financing transactions, including the redemption of its $650.0 million aggregate 2026 Senior Notes, the issuance of new $650.0 million aggregate 2031 Senior Notes, and the extension and expansion of its revolving credit facility. These actions were followed by credit rating upgrades from both S&P Global and Moody’s, as the market recognized the value of our strengthened balance sheet and extended debt maturity profile.

In March 2026, the Company paid a final aggregate distribution of approximately $107.0 million to its Class B Unitholders and subsequently converted all 1.3 million outstanding Class B Units into 6.5 million Class A Units. The conversion simplifies the Company’s unit structure for current and prospective investors and eliminates the Class B distribution obligation, redirecting future cash flows toward debt reduction, operational investment, and long-term value creation for Class A Unitholders.

In addition to these capital structure milestones and as we position the Company for future growth, Pamela A. Breuckmann was appointed Vice Chair of the Board, and Andrew Safran, who brings more than three decades of investment banking and private equity experience in natural resources and energy infrastructure, was elected to the Board. The Company also welcomed Scott I. Asner to the Board, bringing more than three decades of investment management experience and a 20-year legal career, with deep expertise in real estate investment, financing, and capital structuring.

For fiscal 2026, Adjusted EBITDA, a non-GAAP financial measure, was $321.3 million, compared to $330.7 million in fiscal 2025, a decrease of $9.4 million, or 3%. A $20.4 million increase in operating expense, primarily due to the settlement of legacy general liability claims in fiscal 2026, was partially offset by a $5.4 million decrease in General and administrative expense, after EBITDA adjustments primarily related to a $125.0 million legal settlement in fiscal 2025, and a $4.5 million decrease in equipment lease expense.

Gross profit increased by $1.1 million, or 0.1%, during fiscal 2026 as compared to fiscal 2025. Average propane prices (based on Mont Belvieu, Texas) decreased 8.9% in fiscal 2026 compared to fiscal 2025. A decrease of $75.5 million, or  8%, in cost of sales was partially offset by a decrease of $74.3 million, or 4%, in revenue, which drove the overall change. Gallons sold decreased 24.6 million, or 3%, driven by decreases of 13.8 million, or 6%, in wholesale gallons sold and 10.7 million, or 2%, in retail gallons sold. Over the western half of the U.S., average temperatures were 16% warmer than normal and 41% warmer than fiscal 2025. Overall, temperatures were 3% warmer than average and 11% warmer than the prior year, based on a 10-year average. Cost management initiatives helped offset the impact of lower revenue on overall profitability along with efforts to proactively grow weather agnostic business.

Net earnings attributable to the Company were $71.7 million in fiscal 2026, compared to a net loss of $15.6 million in fiscal 2025, a change of $87.3 million. The change was primarily due to a decrease of $134.2 million in general and administrative expense, driven by the $125.0 million litigation settlement in fiscal 2025, which was partially offset by increases of $20.4 million in operating expense, $16.8 million in interest expense and $8.7 million in depreciation and amortization expense. The $20.4 million increase in operating expense includes increases of $14.8 million in plant and other costs and $7.6 million in vehicle expense, which were partially offset by a $2.0 million decrease in personnel costs.

Capital expenditures for fiscal 2026 totaled $77.3 million, comprised of $49.3 million of growth capital and $28.0 million of maintenance capital, compared to $80.0 million in fiscal 2025, reflecting continued discipline in the Company’s capital allocation.

Operational Highlights:

The Retail business generated a $0.7 million increase in gross margin dollars in the fourth quarter compared to the prior year period, driven by higher margin per gallon despite modestly lower delivered volumes, with customer retention remaining flat compared to the prior year quarter. Margin per gallon increased 4% in fiscal 2026 compared to the prior year.

Retail’s momentum built steadily across the year. In the first quarter, the team increased temp heat tank sets 37% over the prior year and grew new residential customer tank sets 15%, while the residential conversion rate improved 2 percentage points ahead of the heating season, with retention gains concentrated in the North Central, Northeast, and Pacific regions. Winter readiness efforts paid off in the second quarter, when Retail delivered a $7.1 million, or approximately 3%, increase in gross profit, tank sets rose 7.2% across all customer segments, the residential conversion rate improved 3.4 percentage points over the prior year, the National Sales team secured six new national account customers, and the Company converted more than 6,100 Will Call locations to Auto Fill delivery, a shift that improved route density, demand forecasting, and margin performance. Margin per gallon continued to strengthen through the back half of the year, improving approximately 2% in the third quarter even as gallons sold softened with warmer than normal weather. For the full year, the new customer conversion rate improved 1.7 percentage points to 92.4%. Customer retention remained strong at 87%, and net customer location attrition narrowed 16.6% compared to fiscal 2025, evidence that the team’s customer facing initiatives have traction.

Blue Rhino’s exchange business ended the year with its selling location footprint above 65,000 retail locations nationwide, which continues to demonstrate the durability of the Company’s wholesale distribution model, while continuing to invest in its production network and last mile logistics to reduce skipped stops and off schedule deliveries. Wholesale continued to maximize performance across the year by selling into elevated markets and managing deliveries through periods of price volatility, including elevated diesel costs and evolving tariff conditions.

Continued focus in telematics and driver safety technology underscored Ferrellgas’ commitment to safety throughout fiscal 2026, giving managers real-time visibility into driver behavior, tighter operational discipline, and measurable gains in fuel efficiency and productivity across the Company. For fiscal 2026, total workers’ compensation claims improved 3.9% and lost-time incidents improved 15% compared to the prior year. CSA compliance performance also improved in fiscal 2026 with improvements in six key categories. Fewer workplace injuries, faster return-to-work outcomes and improvements in compliance reflect the tangible impact of these safety investments on our employee-owners and our operations.

Our commitment to safety and service extends beyond the road and into the communities our employee-owners serve. For fiscal 2026, the Company donated approximately 1,000 coats through Operation Warm and supported more than 50 communities through Operation BBQ Relief and local event sponsorships, including deployments to West Virginia and Walworth County, Wisconsin, following severe flooding and storm damage during the quarter. The Company’s commitment also extended globally as presenting sponsor of the International Rhino Foundation’s “Keep the 5 Alive on 5/5” campaign, supporting conservation efforts for all five rhino species across Africa and Asia.

Capital Structure and Liquidity:

At July 31, 2026, the Company had total liquidity of $195.1 million, consisting of cash and cash equivalents of $48.4 million and $146.7 million of availability on its revolving credit facility, providing ample liquidity to fund operations, seasonal working capital needs, and continued investment in growth.

Outlook:

Fiscal 2026 demonstrates what Ferrellgas is capable of when our people are prepared, our operations are disciplined, and our strategy is clear. The Company navigated weather volatility, resolved legacy general liability claims, advanced its capital structure, and continued to expand its Blue Rhino exchange footprint while holding Retail customer retention steady in the segments we are focused on. As the second largest retail propane marketer in the United States by gallons sold, with a low operating cost structure among national publicly reporting peers, a fully deployed telematics platform, and a unique dual channel model spanning bulk delivery and Blue Rhino retail exchange locations, Ferrellgas enters fiscal 2027 from a position of demonstrated operational strength and competitive differentiation.

On Friday, September 25, 2026, the Company will conduct a teleconference on the Internet at https://edge.media-server.com/mmc/p/rs9kiskt/ to discuss the results of operations for the fourth fiscal quarter and fiscal year 2026. The webcast of the teleconference will begin at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). Questions may be submitted via the investor relations e-mail box at InvestorRelations@ferrellgas.com.

About Ferrellgas:

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Its Blue Rhino propane exchange brand is sold at over 65,000 locations nationwide. Ferrellgas employees indirectly own 1.1 million Class A Units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed an Annual Report on Form 10-K for the fiscal year ended July 31, 2026, with the Securities and Exchange Commission on September 25, 2026. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com. For more information, follow Ferrellgas on Facebook, X, LinkedIn, and Instagram.

Cautionary Note Regarding Forward-Looking Statements:

Statements included in this release concerning current estimates, expectations, projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are forward-looking statements as defined under federal securities laws. These statements often use words such as “anticipate,” “believe,” “intend,” “plan,” “projection,” “forecast,” “strategy,” “position,” “continue,” “estimate,” “expect,” “may,” “will,” or the negative of those terms or other variations of them or comparable terminology. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations, including the effect of weather conditions on the demand for propane; the prices of wholesale propane, motor fuel and crude oil; disruptions to the supply of propane; competition from other industry participants and other energy sources; energy efficiency and technology advances; significant delays in the collection of accounts or notes receivable; customer, counterparty, supplier or vendor defaults; changes in demand for, and production of, hydrocarbon products; inherent operating and litigation risks in gathering, transporting, handling and storing propane; costs of complying with, or liabilities imposed under, environmental, health and safety laws; the impact of pending and future legal proceedings; the interruption, disruption, failure or malfunction of our information technology systems including due to cyber-attack; economic and political instability, particularly in areas of the world tied to the energy industry; disruptions in the capital and credit markets, related to the evolving global tariff environment or otherwise; and access to available capital to meet our operating and debt-service requirements. These risks, uncertainties, and other factors also include those discussed in the Annual Report on Form 10-K of Ferrellgas Partners, L.P., Ferrellgas, L.P., Ferrellgas Partners Finance Corp., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2026, and in other documents filed from time to time by these entities with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. Ferrellgas disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts:

Investor Relations: InvestorRelations@ferrellgas.com

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

(unaudited)

	Three months ended		Year ended
	July 31,		July 31,
	2026	2025	2026	2025
Revenues:
Propane and other gas liquids sales	$320,055	$320,722	$1,756,602	$1,828,093
Other	22,797	22,907	107,412	110,244
Total revenues	342,852	343,629	1,864,014	1,938,337

Cost of sales:
Propane and other gas liquids sales	154,205	151,119	827,785	902,072
Other	1,679	1,611	12,276	13,449

Gross profit	186,968	190,899	1,023,953	1,022,816

Operating expense - personnel, vehicle, plant & other	142,739	152,528	651,258	630,834
Operating expense - equipment lease expense	3,687	4,387	14,212	18,720
Depreciation and amortization expense	27,754	25,420	107,076	98,426
General and administrative expense	9,810	11,256	44,432	178,617
Non-cash employee stock ownership plan compensation expense	972	785	3,881	3,143
Loss (gain) on asset sales and disposals	1,791	(1,589)	4,774	2,957

Operating income (loss)	215	(1,888)	198,320	90,119

Interest expense	(32,707)	(25,948)	(124,910)	(108,064)
Loss on extinguishment of debt	—	—	(3,003)	—
Other income, net	584	987	2,328	2,944

(Loss) earnings before income tax expense	(31,908)	(26,849)	72,735	(15,001)

Income tax expense	154	429	910	1,372

Net (loss) earnings	(32,062)	(27,278)	71,825	(16,373)

Net (loss) earnings attributable to noncontrolling interest (1)	(495)	(432)	92	(807)

Net (loss) earnings attributable to Ferrellgas Partners, L.P.	$(31,567)	$(26,846)	$71,733	$(15,566)

Class A unitholders' interest in net loss	$(49,117)	$(42,560)	$(101,759)	$(79,479)

Net loss per unitholders' interest
Basic and diluted net loss per Class A Unit	$(4.32)	$(8.76)	$(13.90)	$(16.36)
Weighted average Class A Units outstanding - basic and diluted	11,358	4,858	7,323	4,858

(1)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Year ended
	July 31,		July 31,
	2026	2025	2026	2025
Net (loss) earnings attributable to Ferrellgas Partners, L.P.	$(31,567)	$(26,846)	$71,733	$(15,566)
Income tax expense	154	429	910	1,372
Interest expense	32,707	25,948	124,910	108,064
Depreciation and amortization expense	27,754	25,420	107,076	98,426
EBITDA	29,048	24,951	304,629	192,296
Non-cash employee stock ownership plan compensation expense	972	785	3,881	3,143
Loss on extinguishment of debt	—	—	3,003	—
Loss (gain) on asset sales and disposal	1,791	(1,589)	4,774	2,957
Other income, net	(584)	(987)	(2,328)	(2,944)
Severance (1)	459	—	815	—
Non-recurring employee benefit policy adjustment	(5,265)	—	(6,023)	—
Legal fees and settlements related to non-core businesses	—	2	—	130,635
Legal fees and settlements related to core businesses	(2,500)	—	10,587	4,540
Acquisition and related costs (2)	—	—	—	(798)
Class B Unit conversion costs (3)	328	—	603	—
Non-recurring compliance costs	—	—	704	—
Business transformation costs (4)	—	334	569	1,672
Net (loss) earnings attributable to noncontrolling interest (5)	(495)	(432)	92	(807)
Adjusted EBITDA (6)	23,754	23,064	321,306	330,694
Net cash interest expense (7)	(30,272)	(22,777)	(115,056)	(92,065)
Maintenance capital expenditures (8)	(7,064)	(6,561)	(28,006)	(32,067)
Cash paid for income taxes	(369)	(637)	(899)	(1,345)
Proceeds from certain asset sales	470	843	1,786	2,958
Distributable cash flow attributable to equity investors (9)	(13,481)	(6,068)	179,131	208,175
Less: Distributions accrued or paid to preferred unitholders	17,591	15,982	65,231	64,068
Distributable cash flow attributable to general partner and non-controlling interest	189	121	(3,694)	(4,164)
Distributable cash flow attributable to Class A and B Unitholders (10)	(30,883)	(21,929)	110,206	139,943
Less: Distributions paid to Class B Unitholders (11)	—	—	107,016	—
Distributable cash flow (shortage) excess (12)	$(30,883)	$(21,929)	$3,190	$139,943

Propane gallons sales
Retail - Sales to End Users	82,116	83,158	556,207	566,948
Wholesale - Sales to Resellers	44,797	44,726	203,364	217,179
Total propane gallons sales	126,913	127,884	759,571	784,127

(1)	Costs associated with corporate restructuring included in “Operating, general and administrative expense”.
(2)	Non-recurring due diligence related to potential acquisition activities, restructuring costs, and other adjustments.
(3)	Costs related to conversion of Class B Units to Class A Units in fiscal 2026 included in “Operating, general and administrative expense”.
(4)	Non-recurring costs included in “Operating, general and administrative expense” related to the implementation of business transformation initiatives.
(5)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.
(6)	Adjusted EBITDA is calculated as net (loss) earnings attributable to Ferrellgas Partners, L.P., plus the sum of the following: income tax expense, interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation expense, loss on extinguishment of debt, loss (gain) on asset sales and disposals, other income, net, severance, non-recurring employee benefit policy adjustment, legal fees and settlements related to non-core businesses, legal fees and settlements related to core businesses, acquisition and related costs, Class B Unit conversion costs, compliance costs, business transformation costs, and net (loss) earnings attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership's performance in a manner similar to the method management uses, adjusted for items management believes make it easier to compare its results with other companies that have different financing and capital structures. Adjusted EBITDA, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of Adjusted EBITDA that will not occur on a continuing basis may have associated cash payments. Adjusted EBITDA should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(7)	Net cash interest expense is the sum of interest expense less non-cash interest expense and other income, net.
(8)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment, and may from time to time include the purchase of assets that are typically leased.
(9)	Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash paid for income taxes plus proceeds from certain asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors, including holders of the operating partnership’s Preferred Units. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(10)	Distributable cash flow attributable to Class A and B Unitholders is calculated as Distributable cash flow attributable to equity investors minus distributions accrued or paid on the Preferred Units and distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to Class A and B Unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to Class A and B Unitholders. Distributable cash flow attributable to Class A and B Unitholders, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added to our calculation of distributable cash flow attributable to Class A and B Unitholders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to Class A and B Unitholders should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(11)	The Company did not pay any distributions to Class A Unitholders during any of the periods in fiscal 2026 or fiscal 2025. The Company paid a cash distribution on the Class B Units of $82.32 per Class B Unit, or $107.0 million in the aggregate in March 2026.
(12)	Distributable cash flow (shortage) excess is calculated as Distributable cash flow attributable to Class A and B Unitholders minus Distributions paid to Class A and B Unitholders. Distributable cash flow excess, if any, is retained to establish reserves, to reduce debt, to fund capital expenditures and for other partnership purposes, and any shortage is funded from previously established reserves, cash on hand or borrowings under our Credit Facility. Management considers Distributable cash flow (shortage) excess a meaningful measure of the partnership’s ability to effectuate those purposes. Distributable cash flow (shortage) excess, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow excess that will not occur on a continuing basis may have associated cash payments. Distributable cash flow (shortage) excess should be viewed in conjunction with measurements that are computed in accordance with GAAP.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

ASSETS	July 31, 2026	July 31, 2025

Current assets:
Cash and cash equivalents	$48,422	$96,883
Accounts and notes receivable (net of allowance for expected credit losses of $4,414 and $4,330 at July 31, 2026 and 2025, respectively)	128,059	127,510
Inventories	82,008	87,807
Prepaid expenses and other current assets	33,458	30,471
Total current assets	291,947	342,671

Property, plant and equipment, net	590,175	602,692
Goodwill, net	257,155	257,155
Intangible assets (net of accumulated amortization of $374,071 and $366,817 at July 31, 2026 and 2025, respectively)	99,197	106,451
Operating lease right-of-use assets	36,571	39,045
Other assets, net	89,728	68,702
Total assets	$1,364,773	$1,416,716

LIABILITIES, MEZZANINE EQUITY AND DEFICIT

Current liabilities:
Accounts payable	$36,514	$31,083
Short-term borrowings	87,500	—
Current portion of long-term debt	1,310	652,178
Current operating lease liabilities	15,257	16,082
Other current liabilities	171,826	215,154
Total current liabilities	312,407	914,497

Long-term debt	1,456,429	815,462
Operating lease liabilities	22,604	24,079
Other liabilities	51,668	40,457

Contingencies and commitments

Mezzanine equity:
Senior preferred units, net of issue discount and offering costs (700,000 units outstanding at July 31, 2026 and 2025)	651,349	651,349

Deficit:
Limited partner unitholders
Class A (11,357,605 Units and 4,857,605 Units outstanding at July 31, 2026 and 2025, respectively)	(1,046,995)	(1,332,704)
Class B (1,300,000 Units outstanding at July 31, 2025)	—	383,012
General partner Unitholder (49,496 Units outstanding at July 31, 2026 and 2025)	(70,214)	(70,845)
Accumulated other comprehensive loss	(4,070)	(95)
Total Ferrellgas Partners, L.P. deficit	(1,121,279)	(1,020,632)
Noncontrolling interest	(8,405)	(8,496)
Total deficit	(1,129,684)	(1,029,128)
Total liabilities, mezzanine equity and deficit	$1,364,773	$1,416,716